Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REPORTS SUBSTANTIAL GAINS
IN SECOND QUARTER SALES AND INCOME

CRANFORD, NJ, July 28, 2011 – Metalico, Inc. (NYSE Amex: MEA) today reported (GAAP) net income of $6.6 million for the second quarter, equivalent to $0.14 per diluted share, increases of 50% and 40%, respectively, above the comparable results for the prior year.

The company posted sales of $178 million for the quarter ended June 30, as compared to $145 million in the 2010 period, when it reported net income of $4.4 million, or $0.10 per share. Operating income in the second quarter surged 70% to $11.4 million compared to $6.7 million in the prior year while EBITDA increased 48%.

Without the impact of fair value, non-cash financial instrument adjustments, the year-over-year comparison better reflects the improved performance:

	Second Quarter
(in thousands)	Q2 2011	Q2 2010	% Change

Reported net income	$6,645	$4,418
Fair value adjustments	(645)	(2,063)

Adjusted net income	$6,000	$2,355	155%

Earnings per diluted share	$0.14	$0.10
Fair value adjustments	(0.01)	(0.04)

Adjusted earnings per share	$0.13	$0.06	117%

Performance Highlights Year to Year

Year-over-year comparison to the second quarter of 2010 reflects improved financial performance on near-record ferrous shipments and moderate increases in volume except for PGM shipments, which declined.

•	Sales increased 23% to $178 million from $144 million.

•	Operating income rose by 70% to $11.4 million from $6.7 million.

•	Net income grew 50% to $6.6 million from $4.4 million.

•	Earnings per share of $0.14 increased 40% from $0.10.

•	EBITDA rose 48% to $15.8 million from $10.7 million.

•	Unit volume shipments increased 40% for ferrous scrap and 9% for non-ferrous scrap.

•	PGM unit volumes decreased 26% to 28,900 troy ounces from 39,000 troy ounces.

•	Minor Metal shipments rose 3% to 432,000 pounds from 421,000 pounds.

•	Lead product shipments increased 3% to 13.3 million pounds.

Volume and Price Comparisons

Metalico produced year-over-year unit volume increases in all segments other than its PGM and Minor Metals segment. Changes in sequential unit shipments were mixed, with gains in non-ferrous and lead, and decreases in ferrous, PGMs and Minor Metals. Acquisitions added 7,900 gross tons of ferrous scrap and 1,654,000 pounds of non-ferrous scrap in the quarter.

The PGM volume, in troy ounces, showed decreases compared to last year and last quarter, due to increased competition. Volumes in the Lead Fabricating segment rose 29% sequentially and 3% year-over-year.

Unit Shipments
	Q2	Q1	Sequential	Q2	Year-over-year
	2011	2011	Change	2010	Change
Ferrous (gross tons)	144,800	147,100	-2%	103,200	40%
Non-Ferrous (pounds)	38,821,000	38,066,000	2%	35,681,000	9%
PGM (troy ounces)	28,900	34,700	-17%	39,000	-26%
Lead (pounds)	13,274,000	10,277,000	29%	12,845,000	3%
Minor Metals (pounds)	432,000	508,000	-15%	421,000	3%

Average selling prices for all metal categories rose year-over-year. Sequentially, all categories were marginally down to flat, except for a price increase of 23% for minor metals.

Unit Prices
					Year-
	Q2	Q1	Sequential	Q2	over-year
	2011	2011	Change	2010	Change
Ferrous (gross ton)	$433	$445	-3%	$383	13%
Non-Ferrous (pound)	$1.08	$1.13	-4%	$0.91	19%
PGM (troy ounce)	$1,202	$1,229	-2%	$1,122	7%
Lead (pound)	$1.64	$1.57	4%	$1.42	13%
Minor Metals (pound)	$28.10	$22.90	23%	$17.36	62%

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Our overall positive operating results again this quarter in the face of rising scrap procurement costs is a testament to our broadly diversified commodity metal mix strategy. Ferrous, non-ferrous and minor metals product lines turned in stellar results, while the PGM’s suffered from lower volumes and competitive cost pressures. Fabricated lead products extended their return to profitability.”

He added, “General economic conditions for our industry, although still good, are not as favorable as we experienced earlier in the year. Going into the second half of 2011, we think the standout will be ferrous and non-ferrous metal consumer demand, supported by relatively stable pricing. Sourcing sufficient metal units at acceptable costs, while achievable, could be challenging.”

“Once again, I thank our dedicated management team and employees for all the hard work that went into sourcing, processing and selling in a very competitive operating environment.”

Segment Reporting

Effective January 1, 2011, the Company has defined three operating segments: Scrap Metal Recycling, PGM and Minor Metals Recycling and Lead Fabricating. The component operations of the PGM and Minor Metals Recycling segment were previously reported under the Scrap Metal Recycling segment. For the three and six months ended June 30, 2010, the information reported below has been adjusted to reflect comparative information. Corporate and Other includes the cost of providing and maintaining corporate administrative functions. Listed below is segment financial data, after allocation of corporate overhead, for the three and six months ended June 30, 2011 and 2010:

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
	For the three months ended June 30, 2011
Revenues from external customers	$106,493	$50,266	$21,733	$—	$178,492
Operating income (loss)	8,486	2,484	693	(262)	11,401

	For the three months ended June 30, 2010
Revenues from external customers	$73,048	$53,312	$18,215	$—	$144,575
Operating income (loss)	4,102	3,258	(313)	(299)	6,748

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
	As of and for the six months ended June 30, 2011
Revenues from external customers	$215,958	$106,631	$37,870	$—	$360,459
Operating income (loss)	21,243	6,517	1,605	(980)	28,385
Total assets	240,389	76,936	43,097	10,372	370,794

	As of and for the six months ended June 30, 2010
Revenues from external customers	$150,101	$96,143	$32,410	$—	$278,654
Operating income (loss)	14,872	6,513	(388)	(644)	20,353
Total assets	198,823	67,551	39,395	13,902	319,671

Result drivers during the three and six month periods

Our largest segment, ferrous and non-ferrous recycling, continues to grow and be very profitable, contributing 74% of operating income on only 60% of consolidated revenues so far this year.

•	Metals recycling operating income doubled from Q2 2010, driven by significant improvement in volumes and higher selling price levels for ferrous and non-ferrous metals.

•	PGM segment results were impacted by rising cost pressures on metal units purchased but were partially offset by higher selling prices and improved margins for minor metal sales.

•	The Lead segment benefited from rising selling prices related to new value-added products and higher unit volume shipments, continuing the return to profitability in the quarter and six month period.

Balance Sheet

As of June 30, 2011, we had $7.7 million in cash and $29.8 million of availability under our current credit facility. Total working capital at June 30, 2011 was $124.4 million, compared to $114.9 million at March 31, 2011.

Metalico’s outstanding debt rose $4.6 million to $137.0 million as of June 30, 2011 from $132.5 million at March 31, 2011. Shareholders’ equity increased by $7.8 million to $189.0 million as of June 30, 2011, from $181.2 million as of March 31, 2011.

As of June 30, 2011, Metalico had 47,412,307 common shares issued and outstanding.

Growth Opportunities

Shredding Capacity
Progress on the new Buffalo shredder installation continues on track for completion in the fourth quarter.

Production of frag and loading of rail cars and trucks is designed to be conducted indoors, facilitating operations in inclement weather. Metalico plans to have up to 15,000 tons of raw material on site upon start up of shredding activity.

Now that the Company has completed the rebuilding of the Warren, Ohio feeder yard, it expects shortly to undertake replacing the old shredder acquired with the Youngstown, Ohio operation.

Finally, the Company is increasing its shredding capacity at its Pittsburgh location over the next six months. Metalico’s interim goal is to achieve combined shredding capacity of 40,000 gross tons per month among the three strategically located shredder locations.

Acquisitions
Although the Company continues to be focused on increasing its scrap buying yard network, recent developments make it likely that it will become more active on the acquisition front.
The number of quality companies being brought to market for sale has increased. This presents Metalico with opportunities to further fill in its presence in existing markets, as well as platform operations in attractive new geographic markets.
The Company’s ability to consummate any one or more of these potential transactions is predicated on negotiating reasonable purchase terms and cooperation from the debt and equity markets in order to fund the acquisitions on acceptable terms.

Given the history of making successful acquisitions, Metalico is confident in its ability to consummate additional purchases that fit its strategic growth plans.

Outlook and Update

Ferrous: Assuming that export and domestic demand remains at first half levels, sales volumes and selling prices should remain steady over the next few months. Year-to-date steel industry capacity utilization of 74% is likely to hold steady for the third quarter.

Non-Ferrous: Demand for copper and other red metals, along with aluminum and stainless steel, is expected to remain firm aided by stronger second half economic activity and resilient commodity prices.

Aluminum De-ox: Demand for aluminum deox should remain unchanged, but higher supply of product in the marketplace may keep selling prices in check. The company continues developing plans to introduce other aluminum products to better utilize available plant capacity.

PGM’s: Platinum Group Metal prices are volatile, but remain at elevated prices, driven by improving demand for emission control products and investors seeking protection from anticipated inflation.

Minor Metals: Domestic and international demand for Minor Metals is expected to stay robust due to underlying strength and growth prospects in specialty metal applications. Prices should continue to be supported by relative tightness of virgin and recycled metal supply.

Lead Fabricating: Lead product sales will recover on pace with the improvement in the general economy and particularly in the commercial/industrial sector. Lead prices should remain strong in the face of tight supply of raw material and strong demand for batteries.

About Metalico
Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Metalico operates in the highly volatile and cyclical commodity metals industry and therefore deems it unreliable to provide earnings guidance. The Company’s core business strategy emphasizes balanced growth of the ferrous, non-ferrous and PGM and minor metals recycling business through acquisitions or new facility development in existing, contiguous and new geographic markets.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the third and fourth quarters of 2011, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenue	$178,492	$144,575	$360,459	$278,654

Costs and expenses Operating expenses	156,497	128,127	310,140	238,020
Selling, general, and administrative expenses	6,948	6,464	14,968	13,645
Depreciation and amortization	3,646	3,236	6,966	6,636

	167,091	137,827	332,074	258,301

Operating income	11,401	6,748	28,385	20,353

Financial and other income (expense)
Interest expense	(2,412)	(2,346)	(4,865)	(5,294)
Accelerated amortization and other costs related to refinancing of senior debt......	—	—	—	(3,046)
Equity in loss of unconsolidated investee	(1)	—	(38)	—
Financial instruments fair value adjustments.	645	2,063	564	1,115
Other	15	(4)	28	(104)

	(1,753)	(287)	(4,311)	(7,329)

Income before income taxes	9,648	6,461	24,074	13,024
Provision for federal and state income taxes	3,003	2,043	8,666	5,092

Net income	$6,645	$4,418	$15,408	$7,932

Diluted earnings per common share	$0.14	$0.10	$0.33	$0.17

Diluted Weighted Average Common Shares Outstanding:	47,541,787	46,463,537	47,395,769	46,476,453

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2011	2010
Assets:

Current Assets	$168,552	$143,705
Property & Equipment, net	81,685	70,215
Intangible and Other Assets	120,557	114,587

Total Assets	$370,794	$328,507

Liabilities & Stockholders’ Equity:

Current Liabilities	$44,188	$34,194
Debt & Other Long-Term Liabilities	137,634	126,998

Total Liabilities	181,822	161,192
Stockholders’ Equity	188,972	167,315

Total Liabilities & Stockholders’ Equity	$370,794	$328,507

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinancing of senior debt, income taxes, other expense, equity in loss of unconsolidated investee, depreciation and amortization and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months	Three Months Ended	Six Months Ended	Six Months
	Ended	June 30,	June 30,	Ended
	June 30,		2011	June 30,
		2010		2010
	2011
	(UNAUDITED)
		($ thousands)
EBITDA	$15,762	$10,738	$36,650	$28,435
Less:
Interest expense	2,412	2,346	4,865	5,294
Equity in loss of unconsolidated investee	1	-	38	-
Accelerated amortization and other costs related to refinancing of senior debt	-	-	-	3,046
Stock-based compensation	715	754	1,299	1,446
Provision for federal and state income taxes	3,003	2,043	8,666	5,092
Depreciation and amortization	3,646	3,236	6,966	6,636
Financial instruments fair value adjustments	(645)	(2,063)	(564)	(1,115)
Other	(15)	4	(28)	104

Net income	$6,645	$4,418	$15,408	$7,932